Filed Pursuant to Rule 424(b)(5)
Registration No. 333-156420

PROSPECTUS SUPPLEMENT

(To Prospectus Dated December 23, 2008)

$125,000,000

4.45% Senior Notes due 2020

This is an offering by Southwest Gas Corporation of $125,000,000 of its 4.45% Senior Notes due 2020 (the “Notes”). The Notes will mature on December 1, 2020, and interest will be paid semi-annually in arrears on June 1 and December 1 of each year or, if such day is not a business day, on the next succeeding business day, commencing on June 1, 2011. Interest will accrue from December 10, 2010. Southwest Gas Corporation may redeem the Notes in whole or in part at any time at the redemption prices described on page S-17. For a more detailed description of the Notes, see “Description of the Notes” beginning on page S-16.

The Notes will be unsecured and unsubordinated general obligations of Southwest Gas Corporation and will rank equal in right of payment with all existing and future unsecured and unsubordinated senior debt of Southwest Gas Corporation and senior in right of payment to all existing and future subordinated debt of Southwest Gas Corporation. The Notes will be effectively subordinated to any secured debt that Southwest Gas Corporation may incur, to the extent of the assets securing such debt, and to all existing and future liabilities of Southwest Gas Corporation’s subsidiaries, including trade payables.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and Item 1A “Risk Factors” beginning on page 6 of our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of certain risks that you should consider in connection with an investment in the Notes.

	PerNote	Total
Public Offering Price(1)	99.818%	$124,772,500
Underwriting Discount and Commissions	0.65%	$812,500
Proceeds to Southwest Gas Corporation (before expenses)	99.168%	$123,960,000

(1)	Plus accrued interest, if any, from December 10, 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The Notes are not, and are not expected to be, listed on any national securities exchange nor included in any automated quotation system. Currently, there is no public market for the Notes.

Delivery of the Notes will be made in book-entry form only through the facilities of The Depository Trust Company and its participants against payment in New York, New York, on or about December 10, 2010.

Joint Book-Running Managers

US Bancorp	KeyBanc Capital Markets

Co-Manager

Mitsubishi UFJ Securities

The date of this prospectus supplement is December 7, 2010.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we may provide you in connection with the sale of the Notes offered hereby. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the Notes in any jurisdiction where such offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. Any information contained on or accessible through our Internet site is not incorporated herein and does not constitute part of this prospectus supplement or the accompanying prospectus.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the Notes being offered. The second part, the accompanying prospectus, gives more general information, some of which may not apply to the Notes being offered. This prospectus supplement, together with the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus or the documents incorporated by reference in the accompanying prospectus, this prospectus supplement will apply and will supersede the information in the accompanying prospectus or the documents incorporated by reference in the accompanying prospectus.

Before investing in the Notes, please read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus together with the additional information described under the section entitled “Available Information” in the accompanying prospectus. You should also read and consider the information set forth in the section entitled “Risk Factors” in each of this prospectus supplement and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before you make an investment decision.

We are not making any representation to any purchaser of the Notes regarding the legality of an investment in the Notes by such purchaser. You should not consider any information in this prospectus supplement or the accompanying prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the Notes.

Unless the context requires otherwise, when we use the terms “Southwest,” the “Company,” “we,” “our” or “us,” we are referring only to Southwest Gas Corporation, as issuer of the Notes, and not to any of our subsidiaries. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus.

The Notes are being offered only for sale in jurisdictions where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in other jurisdictions may also be restricted by law. Persons who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting” beginning on page S-30 of this prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements include, without limitation, statements regarding our expectations, hopes or intentions regarding the future. These forward looking statements can often be identified by their use of words such as “will,” “predict,” “continue,” “forecast,” “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “may” and “assume,” as well as variations of such words and similar expressions referring to the future.

Forward-looking statements involve certain risks and uncertainties, many of which are beyond our control. There are a number of important factors that could cause actual results to differ materially from those discussed in forward-looking statements, including, but not limited to, the impact of weather variations on customer usage, customer growth rates, conditions in the housing market, the effects of economic downturns, interest rates, our ability to recover costs through our deferred energy and purchased gas adjustment mechanisms, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, changes in gas procurement practices, changes in capital requirements and funding, the impact of conditions in the capital markets on the availability of financing and financing costs, the impact of stock market volatility, rating agency actions, changes in construction expenditures and financing, renewal of franchises, easements and rights-of-way, changes in operations and maintenance expenses, effects of pension expense forecasts, accounting changes, future liability claims, legal actions, changes in pipeline capacity for the transportation of gas and related costs, acquisitions and management’s plans related thereto, competition, the possibility that our expected sale of 2041 Notes (as defined below) will not close with the expected terms, or at all, and our ability to raise capital in external financings. If any of those risks and uncertainties materializes, actual results could differ materially from those discussed in any such forward-looking statement. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of this prospectus supplement and our current and periodic reports, and other filings, filed from time to time with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference into this prospectus supplement. See “Incorporation by Reference” below and “Available Information” and “Incorporation of Certain Information by Reference” in the accompanying prospectus for information about how to obtain copies of those documents. All forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are made only as of the date of the document in which they are contained, based on information available to us as of the date of that document, and we caution you not to place undue reliance on forward-looking statements in light of the risks and uncertainties associated with them. We assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

You should consider these risks and those set forth in, or incorporated into, the “Risk Factors” section of this prospectus supplement prior to investing in the Notes.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be a part of this prospectus supplement and the accompanying prospectus.

Any reports that we file with the SEC on or after the date of this prospectus supplement and before the date that the offering of the Notes is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference into this prospectus supplement or into the accompanying prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or in any documents previously incorporated by reference into this prospectus supplement or into the accompanying prospectus have been modified or superseded. We specifically incorporate by reference into this prospectus supplement the following documents filed with the SEC (other than, in each case, documents or information deemed furnished and not filed in accordance with SEC rules, including pursuant to Item 2.02 or Item 7.01 of Form 8-K, and no such information shall be deemed specifically incorporated by reference hereby or in any accompanying prospectus supplement):

•

Annual Report on Form 10-K for the year ended December 31, 2009 (including information specifically incorporated by reference into our Form 10-K from our 2009 Annual Report to Shareholders and from our definitive proxy statement filed on March 18, 2010);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, respectively;

•	Current Reports on Form 8-K filed on February 26, 2010, February 26, 2010, May 10, 2010, July 29, 2010, November 17, 2010, and November 24, 2010, respectively; and

•

Any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement until the termination of the offering of the Notes.

You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus supplement (excluding certain exhibits unless they are specifically incorporated by reference in any such documents) at no cost to you by writing or telephoning us at the following:

Southwest Gas Corporation

5241 Spring Mountain Road

P.O. Box 98510

Las Vegas, Nevada 89193-8510

Attention: Corporate Secretary

Telephone: (702) 876-7237

THE OFFERING

This summary highlights information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference. Because it is a summary, it does not contain all of the information that you should consider before investing in the Notes. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the sections entitled “Risk Factors” and “Description of the Notes” and the financial statements and related notes thereto included or incorporated by reference in this prospectus supplement and the accompanying prospectus in their entirety before making an investment decision.

Issuer	Southwest Gas Corporation.

Notes Offered.	4.45% Senior Notes due 2020.

Aggregate Principal Amount	$125,000,000.

Maturity Date	December 1, 2020.

Interest Rate	4.45% per annum.

Interest Payment Dates	Interest will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing June 1, 2011.

Day Count Convention	30/360.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Ranking	The Notes will be our unsecured and unsubordinated general obligations and will rank equal in right of payment with all of our existing and future unsecured and unsubordinated senior debt and senior in right of payment to all of our existing and future subordinated debt.

The Notes will be effectively subordinated to any of our secured debt, to the extent of the assets securing such debt, and to all existing and future liabilities of our subsidiaries, including trade payables. The Indenture (as defined under “Description of the Notes”) will generally limit our ability to incur secured indebtedness.

Optional Redemption	At any time prior to September 1, 2020, we may redeem the Notes, in whole or in part, at a price equal to the greater of (1) 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest on those Notes up to but excluding the redemption date, or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (not including any portion of such payments of interest accrued as of the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate plus 20 basis points, plus accrued and unpaid interest up to but excluding the redemption date.

At any time on or after September 1, 2020, we may redeem the Notes in whole or in part at 100% of the principal amount of the

Notes to be redeemed, plus accrued and unpaid interest on those Notes up to but excluding the redemption date.

See “Description of the Notes—Redemption at Our Option.”

Certain Covenants	The Indenture will contain covenants that include, but are not limited to, restrictions on our ability to issue indebtedness for borrowed money secured by a lien and enter into certain sale and lease-back transactions. See “Description of the Notes—Covenants.”

Events of Default	Events of default generally will include failure to pay principal or any premium, failure to pay interest, failure to observe or perform any other covenant or warranty in the Notes or the Indenture, certain events of bankruptcy, insolvency or reorganization, and certain events of default under our other debt instruments. See “Description of the Notes—Events of Default.”

Use of Proceeds	We estimate the net proceeds to us from the sale of the Notes to be approximately $123.6 million, after deducting the underwriting discounts and commissions and other estimated expenses payable by us. We intend to use approximately $75 million of the net proceeds from this offering in connection with our repayment of the $200 million outstanding principal amount of our 8.375% Senior Notes when they mature on February 15, 2011. The balance of the net proceeds may be used for general corporate purposes. See “Use of Proceeds.”

Denominations	Even multiples of $1,000.

Clearance and Settlement	The Notes will be cleared through The Depository Trust Company (“DTC”) and its participants.

Listing	The Notes are not, and are not expected to be, listed on any national securities exchange nor included in any automated quotation system. Currently there is no public market for the Notes.

Further Issuances	We may create and issue further notes ranking equally and ratably with the Notes offered by this prospectus supplement and the accompanying prospectus in all respects, so that such further notes will be consolidated and form a single series with the Notes offered by this prospectus supplement and the accompanying prospectus and will have the same terms as to status and redemption; provided that such further notes are fungible for U.S. federal income tax purposes with such previously issued Notes.

Risk Factors	You should consider carefully the information set forth in the section entitled “Risk Factors” beginning on page S-7 of this prospectus supplement and those risk factors incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, those risks discussed from time to time in our subsequently filed reports, and other information as provided under “Available Information” in the accompanying prospectus.

Governing Law	The Notes will be governed by the laws of the State of New York.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth certain selected financial data of the Company as of and for the twelve months ended September 30, 2010 and 2009 and as of and for each of the fiscal years ended December 31, 2009, 2008, 2007, 2006 and 2005. The data for the Company as of September 30, 2010 and 2009 and for the twelve months ended September 30, 2010 and 2009 were derived from the Company’s unaudited consolidated financial statements. The data for the Company as of and for each of the fiscal years ended December 31, 2009, 2008, 2007, 2006 and 2005 were derived from the Company’s audited consolidated financial statements. You should read the selected financial data in conjunction with the Company’s unaudited consolidated financial statements as of September 30, 2010 and for the twelve months ended September 30, 2010 and 2009 and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, which is incorporated herein by reference, as well as the Company’s audited consolidated financial statements as of December 31, 2009 and 2008 and for each of the fiscal years ended December 31, 2009, 2008 and 2007 and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2009, which is also incorporated herein by reference.

The selected financial data as of and for the twelve months ended September 30, 2010 and 2009 are unaudited and include estimates management considers necessary for a fair presentation under generally accepted accounting principles.

	Twelve months ended September 30,		Fiscal year ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(in thousands, except per share data)
Operating Data
Operating revenues
Gas operating revenues	$1,561,644	$1,615,512	$1,614,843	$1,791,395	$1,814,766	$1,727,394	$1,455,257
Construction revenues	299,420	288,917	278,981	353,348	337,322	297,364	259,026
Total operating revenues	1,861,064	1,904,429	1,893,824	2,144,743	2,152,088	2,024,758	1,714,283
Operating expenses	1,624,662	1,704,472	1,685,433	1,936,881	1,929,788	1,811,608	1,563,635
Operating income	236,402	199,957	208,391	207,862	222,300	213,150	150,648
Net income attributable to Southwest Gas Corporation	105,284	72,322	87,482	60,973	83,246	83,860	43,823
Basic earnings per share of common stock	2.33	1.63	1.95	1.40	1.97	2.07	1.15
Diluted earnings per share	2.31	1.61	1.94	1.39	1.95	2.05	1.14
Balance Sheet
Total assets	3,772,481	3,713,268	3,906,292	3,820,384	3,670,188	3,484,965	3,228,426
Total current liabilities	474,306	387,801	474,230	509,895	527,932	496,064	620,953
Total equity	1,118,661	1,064,993	1,102,086	1,037,841	983,673	901,425	751,135
Subordinated debentures due to Southwest Gas Capital II, our wholly-owned subsidiary	—	100,000	100,000	100,000	100,000	100,000	100,000
Long-term debt, less current maturities	1,075,523	1,126,575	1,169,357	1,185,474	1,266,067	1,286,354	1,224,898

RISK FACTORS

Investing in the Notes involves risks. You should carefully consider the specific risk factors set forth below, as well as the risk factors described in “Item 1A—Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as those risks discussed from time to time in our subsequently filed reports, before deciding to invest in the Notes. You should also consider the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the Notes. This prospectus supplement and the accompanying prospectus contain or incorporate statements that constitute forward-looking statements regarding, among other matters, our intent, belief or current expectations about our business. These forward-looking statements are subject to risks, uncertainties and assumptions.

Risks Relating to this Offering

Your right to receive payments on these Notes is unsecured and will be effectively subordinated to the existing and future debt and other liabilities of our subsidiaries.

The Notes are unsecured and therefore will be effectively subordinated to any secured debt we may incur to the extent of the assets securing such debt. In the event of a liquidation, dissolution, reorganization, bankruptcy or similar proceeding involving us, the assets which serve as collateral for any secured debt will be available to satisfy the obligations under the secured debt before any payments are made on the Notes.

In addition, the Notes will be effectively subordinated to the liabilities of our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the Notes, whether by dividends, distributions, loans or other payments. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, the assets of our subsidiaries will be available to pay obligations on the Notes only after creditors of our subsidiaries have been paid first. In such a case, as a result of the application of the subsidiaries’ assets to satisfy claims of creditors, including trade creditors, and preferred equity holders, the value of the stock of the subsidiaries would be diminished and perhaps rendered worthless. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the Notes. The Indenture (as defined under “Description of the Notes”) will not prohibit us or our subsidiaries from incurring additional indebtedness or issuing preferred equity in the future. In addition, certain debt and security agreements entered into by our subsidiaries may contain various restrictions, including restrictions on payments by our subsidiaries to us.

The Indenture and other instruments that govern our outstanding indebtedness contain restrictions and limitations that could significantly affect our ability to operate our business, as well as significantly affect our liquidity, and adversely affect you, as holders of the Notes.

The Indenture will contain a number of significant covenants that could adversely affect our ability to operate our business, as well as significantly affect our liquidity, and therefore could adversely affect our results of operations. These covenants restrict, among other things, our ability to:

•	issue indebtedness for borrowed money secured by a lien, and

•	enter into certain sale and lease-back transactions.

These covenants are subject to important exceptions and qualifications as described under “Description of the Notes—Covenants.” In addition, the indenture governing our outstanding medium term and senior notes contains similar restrictive covenants, and our $300 million revolving credit facility due 2012 (the “Credit Facility”) contains a number of covenants and obligations. The breach of any covenant or obligation under the Indenture, the indenture governing our outstanding medium term and senior notes or the Credit Facility that is not otherwise waived or cured could result in a default and could trigger acceleration of those obligations, which in turn could trigger cross defaults under other agreements governing our long-term indebtedness. Any default under the Indenture, the indenture governing our outstanding medium term and senior notes or the Credit Facility could adversely affect our growth, financial condition, results of operations and ability to make payments on our debt, and could force us to seek protection under the bankruptcy laws. For a description of our outstanding medium term and senior notes, the related indenture and our Credit Facility, see “Description of Other Indebtedness.”

An active trading market may not develop for the Notes and you may be unable to sell your Notes.

The Notes will be new securities for which there currently is no trading market. Although we have been informed by the underwriters that they presently intend to make a market in the Notes after this offering is completed, they have no obligation to do so and may discontinue market-making at any time without notice. In addition, market-making activities will be subject to limits imposed by the Securities Act and the Exchange Act. The liquidity of the trading market for the Notes, if one develops, and the market price quoted for the Notes, may be adversely affected by:

•	changes in the overall market for debt securities;

•	changes in our financial condition, performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the Notes;

•	the interest of securities dealers in making a market for the Notes; and

•	prevailing interest rates.

As a result, you cannot be sure that an active trading market will develop for the Notes. We do not intend to list the Notes on any national securities exchange or automated quotation system. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

The market valuation of the Notes may be exposed to substantial volatility.

A real or perceived economic downturn or higher interest rates could cause a decline in the Notes, and to corporate bonds generally, and thereby negatively impact the market for corporate bonds, and more specifically, the Notes. Because the Notes may be thinly traded, it may be more difficult to sell and accurately value the Notes. In addition, as has recently been evident in the recent turmoil in the global financial markets, the present economic slowdown and the uncertainty over its breadth, depth and duration, the entire bond market can experience sudden and sharp price swings, which could be exacerbated by large or sustained sales by major investors in the Notes, a high-profile default by another issuer, or simply a change in the market’s psychology regarding the Notes. Moreover, if one of the major rating agencies lowers its credit rating of the Notes, the price of the Notes will likely decline.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the Notes, and to fund planned capital expenditures and expansion efforts will depend upon our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We may need or decide to refinance all or a portion of our indebtedness, before maturity, and cannot provide assurances that we will be able to refinance any of our indebtedness, including the Notes, on commercially reasonable terms, or at all. We may have to adopt one or more alternatives, such as reducing or delaying planned expenses and capital expenditures, selling assets, restructuring debt, obtaining additional equity or debt financing, or entering into joint ventures.

We may choose to redeem the Notes prior to maturity.

We may redeem all or a portion of the Notes at any time. See “Description of the Notes—Redemption at Our Option.” If prevailing interest rates are lower at the time of redemption, holders of the Notes may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the Notes being redeemed.

The Indenture will not limit the amount of indebtedness that we or our subsidiaries may incur or our ability to enter into a change of control transaction nor require us to comply with any financial covenants.

Neither we nor any of our subsidiaries will be restricted from incurring additional debt or other liabilities, including additional senior debt, under the Indenture. As of September 30, 2010, we had approximately $1.1 billion of indebtedness outstanding and $300 million of borrowings available under our Credit Facility. If we incur additional debt or liabilities, our ability to pay our obligations on the Notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities, including in connection with the $125 million aggregate principal amount of 2041 Notes we expect to issue in February 2011 (See “Recent Developments—Pending Note Issuance”). In addition, we will not be restricted from paying dividends on or issuing or repurchasing our securities under the Indenture. Furthermore, the Indenture will not contain any provisions restricting our or any of our subsidiaries’ ability to sell assets (other than certain restrictions on our ability to consolidate, merge or sell all or substantially all of our assets and our ability to sell the stock of certain subsidiaries), to enter into transactions with affiliates, or to create restrictions on the payment of dividends or other amounts to us from our subsidiaries. Additionally, the Indenture will not require us to offer to purchase the Notes in connection with a change of control or require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth. There will be no financial covenants in the Indenture. You will not be protected under the Indenture in the event of a highly leveraged transaction, reorganization, change of control, restructuring, merger or similar transaction that may adversely affect you, except to the limited extent described in this prospectus supplement under “Description of the Notes.”

USE OF PROCEEDS

The net proceeds from the sale of the Notes will be approximately $123.6 million, after deducting the underwriting discounts and commissions and other estimated expenses payable by us. We intend to use approximately $75 million of the net proceeds from this offering in connection with our repayment of the $200 million outstanding principal amount of our 8.375% Senior Notes when they mature on February 15, 2011. The balance of the net proceeds from this offering may be used for general corporate purposes, including, but not limited to, property acquisitions, capital expenditures and investments related to our facilities, refunding maturing debt, funding payment or redemption requirements of our debt, retiring, refinancing or exchanging our debt, and reimbursing our treasury funds, in each case as permitted by Decision 10-10-022 of the California Public Utilities Commission, issued on October 28, 2010, and Section 817 of the California Public Utilities Code. Pending the repayment of $75 million of our 8.375% Senior Notes on February 15, 2011 or any other specific application, the net proceeds of the sale of the Notes may initially be temporarily invested in short-term marketable securities or temporarily used to reduce any amounts outstanding under our Credit Facility. For more information regarding our Credit Facility, see “Description of Other Indebtedness—Credit Facility.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the years ended December 31, 2009, 2008, 2007, 2006 and 2005, and the twelve-month periods ended September 30, 2010 and 2009. For the purpose of computing the ratios of earnings to fixed charges, earnings are defined as the sum of pretax income from continuing operations plus fixed charges. Fixed charges consist of all interest expense, including capitalized interest, one-third of rent expense (which approximates the interest component of such expense), preferred securities distributions, and amortized debt costs. Due to the seasonal nature of our business, the ratios for the periods ended September 30, 2010 and 2009 are computed on a twelve-month basis.

	Twelve months ended September 30,		Fiscal year ended December 31,
	2010	2009	2009	2008	2007	2006	2005
Ratio of earnings to fixed charges	2.87x	2.21x	2.46x	2.01x	2.25x	2.25x	1.70x

RECENT DEVELOPMENTS

Pending Note Issuance

On November 18, 2010, we entered into a Note Purchase Agreement (the “Purchase Agreement”) with Metropolitan Life Insurance Company, John Hancock Life Insurance Company (U.S.A.), certain of their affiliates, and Union Fidelity Life Insurance Company (collectively, the “Purchasers”) for the sale in February 2011 of $125 million aggregate principal amount of our 6.10% Senior Notes due 2041 (the “2041 Notes”) to the Purchasers. The 2041 Notes will be our unsecured and unsubordinated obligations.

We have agreed with the Purchasers to apply the full net proceeds from the sale of the 2041 Notes to the repayment of our $200 million aggregate principal amount of 8.375% Senior Notes when they mature on February 15, 2011. In connection with the sale of the 2041 Notes, we have made customary representations and warranties. We have also agreed to customary affirmative and negative covenants for as long as the 2041 Notes are outstanding, including, subject to certain exceptions and qualifications, among other things, (i) a maximum leverage ratio; (ii) a minimum net worth; and (iii) limitations on our ability to incur secured indebtedness or liens.

The 2041 Notes will be subject to customary events of default, including without limitation, (i) failure to make payments on principal or premium, if any, upon maturity; (ii) failure to pay interest within five business days after the same becomes due and payable; (iii) breaches of certain covenants and agreements; (iv) payment defaults, including by reason of acceleration, on certain other indebtedness in excess of $10 million; (v) certain events of bankruptcy and insolvency; and (vi) failure to pay judgments in excess of $10 million within a specified period.

The terms of the 2041 Notes will permit us, at our option, to prepay at any time all or part of the 2041 Notes at 100% of the principal amount thereof, plus interest accrued to the date of prepayment, in addition to any applicable Make-Whole Amount (as defined in the Purchase Agreement) determined as of the prepayment date.

We have also agreed that upon the occurrence of a Change in Control (as defined in the Purchase Agreement) or a Control Event (as defined in the Purchase Agreement), we will provide notice to the holders of the 2041 Notes of such event and offer to prepay the 2041 Notes, subject to certain conditions, at a price equal to 100% of the principal amount thereof, plus a premium equal to 1% of the principal amount, together with interest accrued to the date of prepayment.

The closing of the sale of the 2041 Notes is expected to occur on February 15, 2011, or on such other business day prior to February 15, 2011 as may be agreed upon by us and the Purchasers. The closing is subject to customary closing conditions, and there can be no assurances that we will be able to complete the sale of the 2041 Notes on the terms described herein or at all.

First Quarter 2011 Cash Dividend

On November 16, 2010, we announced that we will pay a cash dividend in the amount of $0.25 per share of our common stock to all holders of record as of February 15, 2011. The dividend will be payable on March 1, 2011.

CAPITALIZATION

The following table sets forth our cash and investments and our capitalization as of September 30, 2010 on an actual and as adjusted basis to reflect the issuance of the Notes being offered hereby assuming net proceeds of approximately $123.6 million, after deducting underwriting discounts and commissions and other expenses payable by us, and the application of the net proceeds in the manner described under “Use of Proceeds.” This presentation should be read in conjunction with our unaudited consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, which is incorporated herein by reference.

	As of Sept. 30, 2010(1)
	Actual	As Adjusted
	(In thousands)
Cash and cash equivalents	$19,854	$68,414
Subsidiaries’ debt (included in capitalization and liabilities)	2,268	2,268
Notes offered hereby (included in capitalization and liabilities)	—	125,000
Total current liabilities	474,306	474,306
Total equity	1,118,661	1,118,661
Total capitalization	2,194,184	2,244,184
Total capitalization and liabilities	3,772,481	3,822,481

(1)	We expect to issue $125 million aggregate principal amount of our 2041 Notes in February 2011. We intend to use the full net proceeds from the sale of the 2041 Notes in connection with our repayment of the $200 million outstanding principal amount of our 8.375% Senior Notes when they mature on February 15, 2011. The expected issuance of the 2041 Notes and the application of the net proceeds therefrom are not reflected in the table above. See “Recent Developments—Pending Note Issuance.”

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of our indebtedness that is outstanding. To the extent such summary contains descriptions of our specific debt instruments, such descriptions do not purport to be complete and are qualified in their entirety by reference to those and related documents, copies of which have been filed with the SEC and which we will provide you upon request.

Industrial Development Revenue Bonds (“IDRBs”)

As of September 30, 2010, we had an aggregate principal amount of approximately $521.1 million in IDRBs outstanding. The different series of IDRBs will mature at various dates, the first maturity date occurring in 2028 and the last occurring in 2039. Our contracts relating to the issuance of these bonds do not contain material financial covenants or restrictions.

On December 1, 1993, we entered into a Project Agreement with the City of Big Bear Lake, California in connection with the issuance of $50 million of tax-exempt Series A IDRBs, due December 2028. The Series A IDRBs bear interest at the rate determined by the remarketing agent to be the lowest rate which would enable the remarketing agent to sell the Series A IDRBs on the effective date of such rate at a price (without regarding accrued interest) equal to 100% of the principal amount thereof.

On October 1, 1999, we entered into a Financing Agreement with Clark County, Nevada in connection with the issuance of $35 million in Clark County, Nevada IDRBs due 2038. The issuance included $12.4 million of tax-exempt bonds bearing interest at 6.10% and $22.6 million of taxable bonds with a variable interest rate. The IDRBs are supported by a letter of credit issued by Union Bank of Switzerland. The $22.6 million of taxable bonds with a variable interest rate were subsequently converted into $14.3 million of 5.95% 1999 Series C IRDBs due 2038 and $8.3 million of 5.55% 1999 Series D IRDBs due 2038.

On March 1, 2003, we entered into a Financing Agreement with Clark County, Nevada in connection with the issuance of $165 million Clark County, Nevada IDRBs due 2038. Of this total, $50 million 2003 Series A and $50 million 2003 Series B were variable-rate IDRBs. Payment of the principal was secured by a letter of credit. The remainder was issued as fixed rate IDRBs: $30 million in 5.45% 2003 Series C fixed-rate IDRBs, $20 million in 3.35% 2003 Series D fixed-rate IDRBs, and $15 million in 5.80% Series E fixed-rate IDRBs. The IDRBs were secured by a letter of credit. In September 2004, we remarketed the $20 million in 3.35% 2003 Series D IDRBs due 2038 at a rate of 5.25%. On July 1, 2005, we amended our Financing Agreement dated March 1, 2003 with Clark County, Nevada associated with $50 million in 2003 Series B IDRBs to secure payment in the remarketing of the IDRBs through an insurance policy with Ambac Assurance Corporation. In early December 2008, we announced a tender offer to purchase for cash up to $75 million of the Clark County, Nevada 4.75% 2006 Series A, 5.00% 2004 Series B, and 5.25% 2003 Series D IDRBs (the “Tender Offer”). As a result of the Tender Offer, we currently carry $20 million of the 5.25% 2003 Series D IDRBs. The 2003 Series B IDRBs are no longer outstanding.

On July 1, 2004, we entered into a Financing Agreement with Clark County, Nevada in connection with the issuance of $65 million in 5.25% tax-exempt Clark County, Nevada IDRBs Series 2004A, due 2034. The IDRBs are supported by an insurance policy issued by Ambac Assurance Corporation.

On October 1, 2004, we entered into a Financing Agreement with Clark County, Nevada in connection with the issuance of $75 million in Clark County, Nevada 5% Series 2004B Industrial Development Refunding Revenue Bonds (“IDRRBs”), due 2033. The Series 2004B IDRRBs were issued at a discount of 0.625%. The proceeds of the IDRRBs were used to refinance $75 million in 6.5% 1993 Series A IDRBs, due 2033. As a result of the Tender Offer, we currently carry $31.2 million of the 5.00% 2004 Series B IDRRBs. The IDRRBs are supported by an insurance policy issued by Financial Guaranty Insurance Company.

On October 1, 2005, we entered into a Financing Agreement with Clark County, Nevada in connection with the issuance of $100 million in Clark County, Nevada, 4.85% 2005 Series A IDRBs. The IDRBs were issued at a discount of 0.75% and are due October 2035. They are supported by an insurance policy issued by Ambac Assurance Corporation.

On September 1, 2006, we entered into a Financing Agreement with Clark County, Nevada in connection with the issuance of $56 million in Clark County, Nevada 4.75% 2006 Series A IDRBs. The IDRBs were issued at a discount of 0.625% and are due September 1, 2036. As a result of the Tender Offer, we currently carry $24.9 million of the 4.75% 2006 Series A IDRBs.

On September 1, 2008, we entered into a Financing Agreement with Clark County, Nevada in connection with the issuance of $50 million in Clark County, Nevada variable-rate 2008 Series A IDRBs, due 2038, supported by a letter of credit with JPMorgan Chase Bank. The IDRBs bear interest at the rate determined by the remarketing agent to be the lowest rate which would enable the remarketing agent to sell the bonds on the effective date of such rate at a price (without regarding accrued interest) equal to 100% of the principal amount thereof.

On December 1, 2009, we entered into a Financing Agreement with Clark County, Nevada in connection with the issuance of $50 million in Clark County, Nevada variable-rate 2009 Series A IDRBs, supported by a letter of credit with JPMorgan Chase Bank. The Series 2009A IDRBs were issued at par and are due December 1, 2039. The IDRBs bear interest at the rate determined by the remarketing agent to be the lowest rate which would enable the remarketing agent to sell the IDRBs on the effective date of such rate at a price (without regarding accrued interest) equal to 100% of the principal amount thereof.

1996 Indenture

We entered into an indenture on July 15, 1996, which was subsequently supplemented and amended on August 1, 1996, December 30, 1996, February 13, 2001, and May 6, 2002 (as amended, the “1996 Indenture”). The 1996 Indenture does not contain material financial covenants or restrictions, other than restrictions on our ability to issue indebtedness for borrowed money secured by a lien, and to enter into certain sale and lease-back transactions.

Medium Term Notes

As of September 30, 2010, we have a total of $82.5 million (out of $150 million that have been registered with the SEC for sale) in outstanding principal amount of medium-term notes: $25 million in 7.59% series medium-term notes due 2017, $25 million in 7.78% series medium-term notes due 2022, $25 million in 7.92% series medium-term notes due 2027, and $7.5 million in 6.76% series medium-term notes due 2027. These medium-term notes are governed by the 1996 Indenture.

Notes due in 2011

As of September 30, 2010, we have $200 million in outstanding principal amount of 8.375% Senior Notes due 2011. These notes were issued in February 2001 and are governed by the 1996 Indenture. We intend to use approximately $75 million of the net proceeds from this offering and the net proceeds from the pending note issuance described below to repay the $200 million outstanding principal amount of our 8.375% Senior Notes when they mature on February 15, 2011. See “Use of Proceeds” in this prospectus supplement.

Notes due in 2012

As of September 30, 2010, we have $200 million in outstanding principal amount of 7.625% Senior Notes due 2012. These notes were issued in May 2002 and are governed by the 1996 Indenture.

Notes due in 2026

As of September 30, 2010, we have $75 million in outstanding principal amount of 8% Notes due 2026. These notes were issued in August 1996 and are governed by the 1996 Indenture.

Credit Facility

We entered into our Credit Facility on April 6, 2005, which was subsequently amended on April 20, 2006, May 18, 2007 and August 3, 2007. Our Credit Facility matures on May 15, 2012. As of December 3, 2010, we had approximately $57 million of outstanding borrowings under our Credit Facility.

The interest rate per annum applicable to revolving loans under the Credit Facility is based upon, at our option, the London Interbank Offered Rate (“LIBOR”) or the “alternate base rate,” plus in each case an applicable margin that is determined based on our senior unsecured debt rating. The applicable margin ranges from 0.30% to 0.88% for loans bearing interest with reference to LIBOR and from 0.00% to 0.13% for loans bearing interest with reference to the alternative base rate. We are also required to pay commitment fees on the unfunded portion of the commitments as well as utilization fees on the outstanding balance of revolving loans in excess of 50% of the total commitments. Both such fees are based on our senior unsecured debt rating. The commitment fees range from 0.08% to 0.20% per annum, and the utilization fees range from 0.10% to 0.125% per annum.

Our obligations under the Credit Facility are not secured and are not guaranteed.

Our Credit Facility contains the following financial covenants: (i) a maximum Funded Debt (as defined in the Credit Facility) to Total Capitalization (as defined in the Credit Facility) ratio of 0.70 to 1.00 and (ii) a minimum Net Worth (as defined in the Credit Facility) of $475 million plus 25% of the net proceeds of any Equity Issuance (as defined in the Credit Facility) from and after December 31, 2003. In addition, our Credit Facility imposes limitations on liens, consolidations and mergers, disposition of assets, investments, acquisitions, dividends and certain other payments.

We believe that we were in compliance with our Credit Facility covenants at September 30, 2010.

Pending Note Issuance

We expect to issue $125 million aggregate principal amount of our 2041 Notes in February 2011. See “Recent Developments—Pending Note Issuance.”

DESCRIPTION OF THE NOTES

We will issue the Notes under an Indenture, dated as of December 7, 2010 (the “Original Indenture”), as supplemented by the First Supplemental Indenture, to be dated as of December 10, 2010 (the “First Supplemental Indenture” and, the Original Indenture, as supplemented by the First Supplemental Indenture, is referred to herein as the “Indenture”), between us and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”). The following description sets forth the general terms and provisions of the Notes and is subject to the detailed provisions of the Indenture; whenever particular provisions of the Indenture are referred to, such statement is qualified in its entirety by the provisions of the Indenture. The form of the Original Indenture is incorporated by reference as an exhibit to the registration statement of which the accompanying prospectus is a part. We will file the Original Indenture and the First Supplemental Indenture by means of a Current Report on Form 8-K. The Indenture contains the full legal text of the matters described in this section. Additional information regarding the Notes is set forth in the accompanying prospectus under the caption “Description of Debt Securities.”

For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Southwest Gas Corporation and do not include any of Southwest Gas’s current or future subsidiaries. Capitalized terms that are used and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

General

The Notes will be initially limited in principal amount to $125,000,000. The Notes will bear interest from December 10, 2010, or from the most recent interest payment date to which interest has been paid at the rates of interest set forth on the cover page of this prospectus supplement. Interest will be payable semi-annually on June 1 and December 1, commencing June 1, 2011, to the persons in whose name the Notes are registered at the close of business on the May 15 or November 15 next preceding such interest payment date. For so long as the Notes are registered in the name of DTC, or its nominee, the principal and interest due on the Notes will be payable by us or our agent to DTC for payment to DTC’s participants for subsequent disbursement to the beneficial owners. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Notes will mature on the date shown on the cover page of this prospectus supplement. We may in the future, without the consent of the holders of the Notes, issue and sell additional notes on the same terms and conditions and with the same CUSIP numbers as the Notes being offered hereby. These additional notes will be deemed to be part of the same series as the Notes offered hereby and will vote together with all other notes of this series for purposes of amendments, waivers and all other matters with respect to this series.

Unsecured Obligations

The Notes will be our unsecured general obligations and will rank on a parity with all our other unsecured, unsubordinated senior indebtedness from time to time outstanding and senior in right of payment to all of our existing and future subordinated indebtedness. There are no limitations under the Indenture on the amount of indebtedness that we may incur or capital stock that we may issue.

Payment of Notes

Interest. We will pay interest on the Notes on each interest payment date by check mailed and/or wire transfer to the Person in whose name the Notes are registered as of the close of business on the regular record date relating to the interest payment date, except that interest payable at stated maturity, upon redemption or otherwise, will be paid to the Person to whom principal is paid.

However, if we default in paying interest on the Notes, we will pay defaulted interest in either of the two following ways:

•

We will first propose to the Trustee a payment date for the defaulted interest. Next, the Trustee will choose a special record date for determining which registered holders are entitled to the payment. The special record date will be between 10 and 15 days before the payment date we propose. Finally, we will pay the defaulted interest on the payment date to the registered holder of the note as of the close of business on the special record date.

•

Alternatively, we can propose to the Trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the Notes are listed for trading. If the Trustee thinks the proposal is practicable, payment will be made as proposed.

Principal. We will pay principal of and any premium and interest on the Notes at stated maturity, upon redemption or otherwise, upon presentation of the Notes at the office of the Trustee, as our paying agent.

In our discretion, we may change the place of payment on the Notes, and may remove any paying agent and may appoint one or more additional paying agents.

Redemption at Our Option

At any time prior to September 1, 2020 (three months prior to the maturity date of the Notes), we may, at our option, redeem the Notes in whole or in part at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on those Notes up to but excluding the redemption date, or

•

as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate plus 20 basis points, plus accrued and unpaid interest on those notes up to but excluding the redemption date.

The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

At any time on or after September 1, 2020, we may redeem the Notes in whole or in part at 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on those Notes up to but excluding the redemption date.

We will mail notice of any redemption at least 30 days but not more than 45 days before the redemption date to each registered holder of the Notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

“Business Day” means any day that is not a day on which banking institutions in New York City are authorized or required by law or regulation to close.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes.

“Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations; or

•	if the Trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (1) a designee of each of U.S. Bancorp Investments, Inc. and KeyBanc Capital Markets Inc. that is a Primary Treasury Dealer, or any of their affiliates, and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in the United States of America (“Primary Treasury Dealer”), in which case we shall substitute another Primary Treasury Dealer; and (2) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding that redemption date.

Events of Default

An “event of default” occurs with respect to the Notes if:

•	we do not pay any interest on the Notes within 30 days of the due date;

•	we do not pay principal or premium on the Notes on its due date;

•

we remain in breach of any other covenant or warranty of the Indenture for 60 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the Trustee or registered holders of 25% of the principal amount of the Notes;

•

we do not pay $50,000,000 or more of the principal of any other debt, including debt securities of any other series issued from time to time under the Original Indenture, when due and payable, for thirty days after we have received written notice of the default stating we are in breach and requiring remedy of the breach; notice must be sent by either the Trustee or registered holders of 25% of the principal amount of the Notes; or

•	we file for bankruptcy or other specified events in bankruptcy, insolvency, receivership or reorganization occur with respect to us.

Remedies

Acceleration. If an event of default occurs and is continuing with respect to the Notes, then either the Trustee or the registered holders of 25% in principal amount of the outstanding Notes may declare the principal amount of all of the Notes to be due and payable immediately. There is no automatic acceleration, even in the event of our bankruptcy, insolvency, receivership or reorganization.

Rescission of Acceleration. After the declaration of acceleration has been made and before the Trustee has obtained a judgment or decree for payment of the money due, the declaration and its consequences will be rescinded and annulled, if all events of default, other than the nonpayment of the principal which has become due solely by the declaration of acceleration, have been cured or waived as provided in the Indenture.

For more information as to waiver of defaults, see “—Waiver of Default and of Compliance” below.

Control By Registered Holders; Limitations. Subject to the Indenture, if an event of default with respect to the Notes occurs and is continuing, the registered holders of a majority in the principal amount of the outstanding Notes will have the right to:

•	direct the time, method and place of conducting any proceeding for any remedy available to the Trustee; or

•	exercise any trust or power conferred on the Trustee with respect to the Notes; provided that

•	the registered holders’ directions will not conflict with any law or the Indenture; and

•	the registered holders’ directions may not involve the Trustee in personal liability where the Trustee believes indemnity is not adequate.

The Trustee may also take any other action it deems proper which is consistent with the registered holders’ direction. The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders pursuant to the Indenture, unless such holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

In addition, the Indenture provides that no registered holder of any Note will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture for the appointment of a receiver or for any other remedy thereunder unless:

•	that registered holder has previously given the Trustee written notice of a continuing event of default;

•	the registered holders of 25% in aggregate principal amount of the outstanding Notes have made written request to the Trustee to institute proceedings in respect of that event of default;

•	the registered holders have offered the Trustee indemnity satisfactory to it against costs and liabilities incurred in complying with the request; and

•

for 60 days after receipt of the notice, the Trustee has failed to institute a proceeding and no direction inconsistent with the request has been given to the Trustee during the 60-day period by the registered holders of a majority in aggregate principal amount of outstanding Notes.

Furthermore, no registered holder will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other registered holders.

However, each registered holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right.

Notice of Default

The Trustee is required to give the registered holders of the Notes notice of any default under the Indenture to the extent required by the Trust Indenture Act, unless the default has been cured or waived; except that in the case of an event of default of the character specified above in the third bullet point under “—Events of Default,” no notice shall be given to the registered holders until at least 30 days after the occurrence thereof. The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of the notice to be in the interests of the registered holders.

Waiver of Default and of Compliance

The registered holders of a majority in aggregate principal amount of the outstanding Notes may waive, on behalf of the registered holders of all Notes, any past default under the Indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the Indenture that cannot be amended without the consent of the registered holder of each outstanding Note.

Compliance with certain covenants in the Indenture or otherwise provided with respect to the Notes may be waived by the registered holders of a majority in aggregate principal amount of the Notes.

Consolidation, Merger and Conveyance of Assets as an Entirety

Subject to the provisions described in the next paragraph, we will preserve our corporate existence.

We have agreed not to consolidate with or merge into any other entity, or to convey, transfer or lease our properties and assets substantially as an entirety to any entity, unless:

•

the entity formed by the consolidation or into which we are merged, or the entity which acquires or which leases our property and assets substantially as an entirety, is an entity organized and existing under the laws of the United States of America or any state thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding Notes and the performance of all of our covenants under the Indenture; and

•

immediately after giving effect to the transactions, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing.

Covenants

Under the Indenture, we will:

•	pay the principal, interest and any premium on the Notes when due;

•	maintain a place of payment;

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium due on the Notes;

•

deliver an officers’ certificate to the Trustee within 120 days after the end of each fiscal year stating whether or not we are in default in the performance or observance of any of the terms, provisions and conditions of the Indenture; and

•	do all things necessary to preserve and keep our existence in full force and effect.

Maintenance of Properties. We will cause all properties used or useful in the conduct of our business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this covenant shall prevent us from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in our judgment, desirable in the conduct of our business and not disadvantageous in any material respect to the holders of the Notes.

Payment of Taxes and Other Claims. We will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon us or upon our income, profits or property and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property; provided, however, that we shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or if such failure to pay or discharge could not reasonably be expected to have a material adverse effect on our business, operations, affairs, financial condition, assets or properties and our subsidiaries taken as a whole or on our ability to pay the Notes in accordance with their terms.

Restrictions on Liens. We will not, at any time during which any Notes are outstanding, issue, assume or guarantee any Debt, secured by any Lien upon our property or assets (whether such property or assets are now owned or hereafter acquired), without in any such case effectively securing, prior to or concurrently with the issuance, assumption or guarantee of any such Debt, the Notes (together with, if we shall so determine, any other indebtedness of ours or guarantee by us ranking equally with the Notes and then existing or thereafter created) equally and ratably with (or, at our option, prior to) such Debt. The foregoing restrictions do not apply to or prevent the creation of:

•

Liens on any property acquired, constructed or improved by us after December 10, 2010 that are created or assumed contemporaneously with, or within 120 days after, such acquisition or completion of the construction or improvement, or within six months thereafter pursuant to a firm commitment for financing arranged with a lender or investor within such 120-day period, to secure or provide for the payment of all or any part of the purchase price of such property or the cost of such construction or improvement incurred after December 10, 2010, or, in addition to Liens referred to in the second and third bullets below, Liens on any property existing at the time of acquisition thereof, provided that the Liens do not apply to any property theretofore owned by us other than, in the case of any such construction or improvement, any theretofore unimproved property on which the property so constructed or the improvement is located;

•	existing Liens on any property or indebtedness of a Corporation that is merged with or into or consolidated with us, provided that the Liens do not apply to any property theretofore owned by us;

•

Liens in favor of the United States, any state, or any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction to secure partial, progress, advance or other payment pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing or improving the property subject to such Liens, including, without limitation, Liens to secure Debt of the pollution control or industrial revenue bond type;

•	Liens on our current assets to secure loans which mature within 12 months from the creation thereof and which are made in the ordinary course of business;

•

Liens on our property (including any natural gas, oil or other mineral property) to secure all or part of the cost of exploration or drilling for or development of oil or gas reserves or laying a pipeline or to secure Debt incurred to provide funds for any such purpose;

•	any Lien existing on December 10, 2010;

•	Liens on moneys or government obligations deposited with a trustee or agent for holders of Debt to defease such Debt; and

•

Liens for the sole purpose of extending, renewing or replacing, in whole or in part, Liens securing Debt of the type referred to in the foregoing bullets or this bullet, provided, however, that the principal amount of Debt so secured at the time of such extension, renewal or replacement may not be increased, and that such extension, renewal or replacement is limited to all or part of the property or indebtedness which secured the Lien so extended, renewed or replaced (plus improvements on such property).

Notwithstanding the foregoing, we may issue, assume or guarantee Debt secured by a Lien, which would otherwise be subject to the restrictions described in the first paragraph above up to an aggregate amount that, together with all our other Indebtedness (other than the Debt secured by Liens described in the preceding paragraph) that would otherwise be subject to the foregoing restrictions and the Value of all Sale and Lease-back Transactions existing at that time (other than any Sale and Lease-back Transaction that, if it had been a Lien, would have been permitted under the first bullet of the first paragraph above and other than Sale and Lease-back Transactions as to which application of amounts have been made in accordance with the second bullet of the first paragraph under “—Restrictions on Sale and Lease-back Transactions”), does not at the time we issue, assume, or guarantee Debt secured by such Lien exceed 10% of Total Capitalization.

Restrictions on Sale and Lease-back Transactions. We will not, at any time during which any Notes are outstanding, enter into any Sale and Lease-back Transaction unless the proceeds from such sale are at least equal to the fair value of the property being sold and leased-back and either:

•

we would be entitled under the first bullet of the first paragraph under “—Restrictions on Liens” or the second paragraph under “—Restrictions on Liens” to incur Debt secured by a Lien on such property without equally and ratably securing the Notes; or

•

within 180 days of the effective date of the Sale and Lease-back Transaction, we apply, or covenant that we will apply, an amount not less than the fair value of such property to one or more of (1) the payment or other retirement of Funded Debt incurred or assumed by the Company which is senior to or on parity with the Notes (other than Funded Debt owned by the Company) or (2) the purchase of property of the Company at not more than its fair value (other than the property involved in such sale).

Certain Definitions. The terms set forth below are defined in the Indenture as follows:

“Capitalized Lease” means any lease of our property (whether real, personal or mixed) by us as lessee that would, in conformity with generally accepted accounting principles, be required to be accounted for as a capital lease on our balance sheet.

“Corporation” means a corporation, association, company, joint-stock company or business trust.

“Debt” means debt issued, assumed or guaranteed by us for money borrowed.

“Funded Debt” means all our Indebtedness that by its terms or by the terms of any instrument or agreement relating thereto matures more than one year from, or is directly or indirectly renewable or extendable at our option to a date more than one year from the date of creation thereof (including an option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more), but excluding any payments due under the terms thereof within 12 months of any date of determination (including any deposit or payment required to be made under any repayment provision, sinking fund, purchase fund or similar provision).

“Indebtedness” means, as applied to any Person, Capitalized Leases, bonds, notes, debentures and other securities representing obligations for borrowed money created or assumed by such Person. All indebtedness guaranteed as to payment of principal in any manner by such Person or in effect guaranteed by such Person through a contingent agreement to purchase such indebtedness, and all indebtedness that is both secured by a Lien upon property owned by such Person and upon which such Person customarily pays interest, even though such Person has not assumed or become liable for the payment of such indebtedness, shall for all purposes thereof be deemed to be “Indebtedness” of such Person.

“Lien” means any lien, mortgage, pledge, security interest, charge or other encumbrance of any kind.

“Person” means any individual, Corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Sale and Lease-back Transaction” means any arrangement with any Person providing for the lease to us of our property (except for temporary leases for a term, including any renewal thereof, of not more than three years), which property has been or is to be sold or transferred by us to such Person.

“Total Capitalization” means, as at any time, the aggregate of (1) all amounts outstanding on such date classified as our shareholders’ equity on such date, (2) all amounts outstanding on such date classified as our preferred or preference stock on such date and (3) all amounts of our Funded Debt outstanding on such date determined on an unconsolidated basis.

“Value” means, with respect to a Sale and Lease-back Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds from the sale or transfer of the property leased pursuant to such Sale and Lease-back Transaction and (2) the fair value, in the opinion of our board of directors, of such property at the time of entering into such Sale and Lease-back Transaction, in either case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

Modification of Indenture

Without Registered Holder Consent. Without the consent of any registered holders of the Notes, we and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the succession of another entity to the Company;

•	to add one or more covenants of the Company or other provisions for the benefit of the registered holders of the Notes, or to surrender any right or power conferred upon the Company;

•	to add any additional events of default for the Notes;

•	to change or eliminate any provision of the Indenture or to add any new provision to the Indenture provided that such change, elimination or addition does not affect any outstanding Notes;

•	to evidence and provide for the acceptance of appointment of a successor trustee;

•

to cure any ambiguity or to correct or supplement any provision contained in the Original Indenture or in any supplemental indenture which may be defective or inconsistent with any other provision contained in the Original Indenture or in any supplemental indenture, or to make such other provisions in regard to matters or questions arising under the Original Indenture, provided that no action under this clause shall adversely affect the interests of the holders of the Notes; provided, however, that any amendment made solely to conform the provisions of the Original Indenture to this “Description of the Notes” will not be deemed to adversely affect the interests of the holders of the Notes; or

•	to cure any ambiguity or defect, or inconsistency or to make any other changes that do not adversely affect the interests of the registered holders in any material respect.

If the Trust Indenture Act is amended after the date of the Indenture so as to require changes to the Indenture or the elimination of provisions which, at the date of the Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to the amendment or to effect the changes or elimination, and we and the Trustee may, without the consent of any registered holders, enter into one or more supplemental indentures to effect or evidence the amendment.

With Registered Holder Consent. We and the Trustee may, with some exceptions, amend or modify the Indenture with the consent of the registered holders of at least a majority in aggregate principal amount of the Notes. However, no amendment or modification may, without the consent of the registered holder of each outstanding Note:

•	change the stated maturity of the principal or interest on any Note (other than pursuant to the terms thereof);

•	reduce the principal amount, interest or premium payable;

•	change the currency in which any Note is payable;

•	impair the right to bring suit to enforce any payment;

•	reduce the percentage of registered holders whose consent is required for any supplemental indenture or waiver; or

•	modify certain of the provisions in the Indenture relating to supplemental indentures.

Miscellaneous Provisions

The Indenture provides that certain Notes, including those for which payment or redemption money have been deposited or set aside in trust as described under “—Defeasance and Covenant Defeasance” below, will not be deemed to be “outstanding” in determining whether the registered holders of the requisite principal amount of the outstanding Notes have given or taken any demand, direction, consent or other action under the Indenture as of any date, or are present at a meeting of registered holders for quorum purposes.

We will be entitled to set any day as a record date for the purpose of determining the registered holders of outstanding Notes entitled to give or take any demand, direction, consent or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain circumstances, the Trustee also will be entitled to set a record date for action by registered holders. If a record date is set for any action to be taken by registered holders of the Notes, the action may be taken only by persons who are registered holders of the Notes on the record date.

Defeasance and Covenant Defeasance

The Indenture provides that we may, upon satisfying several conditions, cause ourselves to be:

•	discharged from our obligations, with some exceptions, with respect to the Notes, which we refer to as “defeasance”; and

•	released from our obligations under certain covenants with respect to the Notes, which we refer to as “covenant defeasance.”

One condition we must satisfy is the irrevocable deposit with the Trustee, in trust, of money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient funds to pay the principal of and any premium and interest on the Notes on the maturity dates of the payment or upon redemption.

The Indenture permits defeasance with respect to the Notes even if a prior covenant defeasance has occurred with respect to the Notes. Following a defeasance, payment of the Notes defeased may not be accelerated because of an event of default. Following a covenant defeasance, payment of the Notes may not be accelerated by reference to those covenants specified in the covenant defeasance. However, if such an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the Notes, since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.

Resignation and Removal of the Trustee; Deemed Resignation

The Trustee may resign at any time by giving written notice to us.

The Trustee may also be removed by act of the registered holders of a majority in principal amount of the then outstanding Notes.

No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture.

Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the Trustee will be deemed to have resigned.

Form; Transfers; Exchanges

The Notes will be issued in registered, global form and in denominations that are even multiples of $1,000. The Trustee acts as our agent for registering the Notes in the names of holders and transferring the Notes. We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also perform transfers. In our discretion, we may change the place for registration or transfer of the Notes and may remove and/or appoint one or more additional security registrars.

There will be no service charge for any such transfer or exchange of the Notes, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We may block any such transfer or exchange of (a) the Notes during a period of 15 days prior to giving any notice of redemption or (b) any Note selected for redemption in whole or in part, except the unredeemed portion of any note being redeemed in part.

Governing Law

The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York (including Section 5-1401 of the General Obligations Law of the State of New York but otherwise without regard to principles of conflicts of laws).

Global Notes

DTC will act as securities depository for the Notes. The Notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes, representing the total aggregate principal amount of the Notes, will be issued and will be deposited with DTC or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Notes so long as the Notes are represented by global notes.

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the NYSE Amex LLC and the Financial Industry Regulatory Authority, Inc. Access to DTC’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

We will issue the Notes in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global note may be exchanged for definitive certificated notes upon request by or on behalf of DTC in accordance with customary procedures following the request of a beneficial owner seeking to exercise or enforce its rights under such Notes.

If we determine at any time that the Notes shall no longer be represented by global notes, we will inform DTC of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the global notes, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global notes. Any global note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for note certificates, as the case may be, registered in the names directed by DTC. We expect that these instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global notes.

As long as DTC or its nominee is the registered owner of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global notes and all Notes represented by these global notes for all purposes under the Notes and the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global notes:

•	will not be entitled to have the Notes represented by these global notes registered in their names, and

•	will not be considered to be owners or holders of the global notes or any Notes represented by these global notes for any purpose under the Notes or the Indenture.

All payments on the Notes represented by the global notes and all transfers and deliveries of related notes will be made to DTC or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global notes will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global notes will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global notes may be subject to various policies and procedures adopted by DTC from time to time. Neither we nor the Trustee will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s records relating to these beneficial ownership interests.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

CERTAIN MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

To ensure compliance with Treasury Department Circular 230, investors are hereby notified that (a) any discussion of United States federal tax issues in this prospectus supplement is not intended or written to be relied upon, and cannot be relied upon by you for the purpose of avoiding penalties that may be imposed on investors under the Internal Revenue Code of 1986, as amended, (b) such discussion is included in connection with the promotion or marketing (within the meaning of Circular 230) of the transactions or matters addressed herein, and (c) you should seek advice based on your particular circumstances from an independent tax advisor.

This section describes certain material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the Notes. Except where noted, this summary deals only with a Note held as a “capital asset” for tax purposes, by a beneficial owner who purchased a Note on original issuance at its “issue price” (the first price at which a substantial portion of the Notes is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of initial purchasers, placement agents or wholesalers). This summary does not address all aspects of U.S. federal income taxation and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to a holder who may be subject to special tax treatment, including a dealer in securities or currencies, bank, financial institution, tax-exempt organization, tax-exempt entity, insurance company, real estate investment trust, regulated investment company, grantor trust, trader in securities that elects to use a mark-to-market method of accounting for its securities, foreign or domestic partnership or other entity treated as a partnership for federal income tax purposes, or expatriate;

•	tax consequences to non-U.S. holders (as defined below);

•	tax consequences to persons holding Notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle; and

•	tax consequences to U.S. holders (as defined below) of Notes whose “functional currency” is not the U.S. dollar.

This section does not consider the specific facts and circumstances that may be relevant to a particular holder and does not address alternative minimum tax considerations, estate tax considerations, or the treatment of a holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the United States, including the Internal Revenue Code, as amended, existing and proposed U.S. Treasury Regulations (“Treasury Regulations”), and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership (or other entity treated as a partnership) holds the Notes, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the tax treatment of the partnership. If you are a partner in a partnership (or other entity treated as a partnership) holding Notes, you should consult your own tax advisor with regard to the U.S. federal income tax treatment of holding the Notes.

If you are considering the purchase of Notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences of U.S. federal estate or gift tax laws, foreign, state and local laws, and tax treaties.

As used herein, the term “U.S. holder” means a beneficial owner of Notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States, including the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust (or if such trust has made a valid election under applicable Treasury Regulations to be treated as a United States person).

A “non-U.S. holder” is a beneficial owner of Notes that is not a U.S. holder.

Consequences to U.S. Holders

This subsection describes the tax consequences to a U.S. holder relating to the purchase, ownership, and disposition of the Notes.

Payment of Interest

If you are a U.S. Holder, the stated interest on the Notes generally will be taxable to you as ordinary income at the time that it is paid or accrued, in accordance with your method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

A U.S. holder will generally recognize capital gain or loss upon the sale, exchange, redemption or other taxable disposition of a Note equal to the difference between the amount realized (less accrued interest, which will be taxable as ordinary interest income to the extent that the holder has not previously included the accrued interest in gross income) upon the sale, exchange, redemption or other taxable disposition and such U.S. holder’s adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a Note will generally be the cost of the Note to such U.S. holder. Capital gain of a non-corporate U.S. holder is currently taxed at a reduced rate where the U.S. holder has a holding period greater than one year. Subject to limited exceptions, the deductibility of capital losses is subject to limitations under the Code.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the Notes and to the proceeds of a sale, exchange, redemption, retirement or other disposition of a Note paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation) and properly establishes its exemption.

Backup withholding generally will apply to those payments if the U.S. holder fails to provide, on a properly executed, under penalties of perjury, IRS Form W-9 or substantially similar form:

•	its taxpayer identification number;

•

a certification that (a) the U.S. holder is exempt from backup withholding, (b) the U.S. holder has not been notified by the IRS that it is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the U.S. holder has been notified by the IRS that it is no longer subject to backup withholding; and

•	the U.S. holder certifies that it is a U.S. person (including a U.S. resident alien).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Recently Enacted Federal Tax Legislation

Newly enacted federal legislation requires certain U.S. holders who are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, interest on and capital gains from the sale or other taxable disposition of the Notes for taxable years beginning after December 31, 2012. U.S. holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the Notes.

UNDERWRITING

U.S. Bancorp Investments, Inc. and KeyBanc Capital Markets Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally and not jointly agreed to purchase, the aggregate principal amount of the Notes set forth opposite its name below.

Underwriters	Principal Amount of Notes
U.S. Bancorp Investments, Inc.	$50,000,000
KeyBanc Capital Markets Inc.	50,000,000
Mitsubishi UFJ Securities (USA), Inc.	25,000,000

Total	$125,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.40 percent of the principal amount of the Notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.25 percent of the principal amount of the Notes. After the initial offering of the Notes, the offering price and other selling terms of the offering may be changed.

The expenses of the offering of the Notes payable by us, not including the underwriting discount, are estimated at $400,000.

New Issue of Notes

The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any national securities exchange or for inclusion of the Notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Short Positions

In connection with the offering of the Notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the Notes in the open market to cover short positions or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the Notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice. In connection with the offering of the Notes, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase Notes in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Certain of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates for which they have received and may continue to receive customary fees and commissions.

KeyBank National Association, an affiliate of KeyBanc Capital Markets Inc., one of the representatives and underwriters of the offering of the Notes, is a co-documentation agent and lender in connection with the Credit Facility. U.S. Bank National Association, an affiliate of U.S. Bancorp Investments, Inc., one of the representatives and underwriters of the offering of the Notes, and Union Bank N.A., an affiliate of Mitsubishi UFJ Securities (USA), Inc., one of the underwriters of the Notes, are also lenders under the Credit Facility. As of December 3, 2010, we had approximately $57 million of outstanding borrowings under the Credit Facility.

EXPERTS

Our consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated herein by reference to the Annual Report on Form 10-K for the year ending December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

VALIDITY OF THE NOTES

The validity of the Notes will be passed upon for us by Morrison & Foerster LLP. Certain legal matters will be passed upon for the underwriters by Clifford Chance US LLP.

PROSPECTUS

SOUTHWEST GAS CORPORATION

Common Stock • Preferred Stock • Preference Stock • Debt Securities •

Depositary Shares • Warrants • Units

We or selling securityholders may from time to time offer to sell common stock, preferred stock, debt securities, depositary shares, warrants, or units.

Each time we or a selling securityholder sells securities pursuant to this prospectus, we will provide a supplement to this prospectus. Prospectus supplements will be filed and other offering material may be provided at later dates that will contain specific information about the offering and specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

Our common stock is listed on the New York Stock Exchange and trades under the symbol “SWX.”

We or selling securityholders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

See the “Risk Factors” section of our filings with the SEC and the applicable prospectus supplement for certain risks that you should consider before investing in our securities.

None of the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 23, 2008.

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we, or selling securityholders, may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings in amounts that we will determine from time to time.

This prospectus provides you with a general description of the securities we, or selling securityholders, may offer. Each time we, or selling securityholders, sell securities, we will provide a prospectus supplement or other offering material containing specific information about the terms of the securities offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement also may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus and any prospectus supplement. We have filed and plan to continue to file other documents with the SEC that contain information about us and our business. Also, we will file legal documents that control the terms of the securities offered by this prospectus as exhibits to the reports that we file with the SEC. The registration statement and other reports can be read at the SEC Internet site or at the SEC offices mentioned under the heading “Available Information.”

In this prospectus, unless the context indicates otherwise, the words and terms “Southwest,” “the Company,” “we,” “our,” “ours” and “us” refer to Southwest Gas Corporation and its consolidated subsidiaries.

AVAILABLE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2007;

•	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2008, June 30, 2008 and September 30, 2008;

•

Our Current Reports on Form 8-K filed with the SEC on February 28, 2008, February 29, 2008, March 17, 2008, May 9, 2008, July 31, 2008, September 18, 2008, September 29, 2008, November 17, 2008 and December 17, 2008;

•	The description of our common stock contained in Current Report on Form 8-K dated July 22, 2003, and any amendment or report filed for the purpose of updating such description; and

•

All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus and before the termination of this offering.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request a copy of these filings by writing or telephoning us at:

Southwest Gas Corporation 5241 Spring Mountain Road P.O. Box 98510 Las Vegas, Nevada 89193-8510 Attention: Corporate Secretary Telephone: (702) 876-7237

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents we incorporate by reference into it, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Such statements include, without limitation, statements regarding our expectations, hopes or intentions regarding the future. These forward looking statements can often be identified by their use of words such as “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “may” and “assume,” as well as variations of such words and similar expressions referring to the future.

Forward-looking statements involve certain risks and uncertainties, many of which are beyond our control. A number of important factors affecting our business and financial results could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, conditions in the housing market, the effects of a U.S. economic recession, interest rates, our ability to recover costs through our PGA mechanisms, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, changes in gas procurement practices, changes in capital requirements and funding, the impact of conditions in the capital markets on the availability of financing and financing costs, the impact of stock market volatility, rating agency actions, changes in construction expenditures and financing, renewal of franchises, easements and rights-of-way, changes in operations and maintenance expenses, effects of accounting changes, future liability claims, changes in pipeline capacity for the transportation of gas and related costs, acquisitions and management’s plans related thereto, competition, and our ability to raise capital in external financings. If any of those risks and uncertainties materialize, actual results could differ materially from those discussed in any such forward-looking statement. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of our current and periodic reports, and other filings, filed from time to time with the SEC that are incorporated by reference into this prospectus. See “Available Information” and “Incorporation of Certain Information by Reference” for information about how to obtain copies of those documents. All forward-looking statements in this prospectus and the documents incorporated by reference into it are made only as of the date of the document in which they are contained, based on information available to us as of the date of that document, and we caution you not to place undue reliance on forward-looking statements in light of the risks and uncertainties associated with them. We assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

SOUTHWEST GAS CORPORATION

Southwest was incorporated in March 1931 under the laws of the state of California and is composed of two business segments: natural gas operations and construction services.

Southwest is engaged in the business of purchasing, distributing, and transporting natural gas in portions of Arizona, Nevada, and California. Southwest is the largest distributor of natural gas in Arizona, selling and transporting natural gas in most of central and southern Arizona, including the Phoenix and Tucson metropolitan areas. Southwest is also the largest distributor of natural gas in Nevada, serving the Las Vegas metropolitan area and northern Nevada. In addition, Southwest distributes and transports natural gas in portions of California, including the Lake Tahoe area and the high desert and mountain areas in San Bernardino County.

Northern Pipeline Construction Co., a wholly owned subsidiary, is a full-service underground piping contractor that provides utility companies with trenching and installation, replacement, and maintenance services for energy distribution systems.

Southwest is subject to regulation by the Arizona Corporation Commission, the Public Utilities Commission of Nevada, and the California Public Utilities Commission (“CPUC”). The CPUC regulates the issuance of all securities by Southwest, with the exception of short-term borrowings. Certain of Southwest’s accounting practices, transmission facilities and rates are subject to regulation by the Federal Energy Regulatory Commission.

Our administrative offices are located at 5241 Spring Mountain Road, P.O. Box 98510, Las Vegas, Nevada 89193-8510, telephone number (702) 876-7237.

DESCRIPTION OF SECURITIES THAT WE MAY OFFER

We may issue from time to time, in one or more offerings the following securities:

•	shares of common stock;

•	shares of preferred stock;

•	shares of preference stock;

•	debt securities, which may convertible into one or more classes of the securities registered hereby;

•	depositary shares;

•	warrants exercisable for one or more classes of securities registered hereby; and

•	units of one or more classes of the securities registered hereby, in any combination.

This prospectus contains a summary of the material general terms of the various securities that we may offer. The specific terms of the securities will be described in a prospectus supplement and other offering material, which may be in addition to or different from the general terms summarized in this prospectus. Where applicable, the prospectus supplement and other offering material will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange. The summaries contained in this prospectus and in any prospectus supplements or other offering material may not contain all of the information that you would find useful. Accordingly, you should read the actual documents relating to any securities sold pursuant to this prospectus. See “Available Information” and “Incorporation of Certain Information by Reference” for information about how to obtain copies of those documents.

The terms of any particular offering, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offering.

DESCRIPTION OF CAPITAL STOCK

General

The following summary of the material features of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our restated articles of incorporation, our bylaws and other applicable law. See “Available Information.”

Our authorized capital stock consists of (1) 60,000,000 shares of common stock, with a $1.00 par value, (2) 5,000,000 shares of preferred stock, without par value, and (3) 2,000,000 shares of preference stock, with a $20.00 par value. No other classes of capital stock are authorized under our restated articles of incorporation.

Common Stock

Dividends

Subject to any future rights which may be granted to holders of any series of our preferred stock or preference stock, holders of our common stock are entitled to receive such dividends as our board of directors may from time to time declare.

Voting rights

Except as otherwise provided by law, each holder of common stock is entitled to one vote per share on each matter submitted to a vote of a meeting of shareholders, subject to cumulative voting rights with respect to the election of directors and any class or series voting rights of holders of preferred stock or preference stock.

Liquidation

In the event of any liquidation, dissolution or winding up of Southwest, whether voluntary or involuntary, the holders of shares of our common stock, subject to any rights of the holders of outstanding shares of our preferred stock or preference stock, are entitled to receive any remaining assets of Southwest after the discharge of its liabilities.

Preemptive rights

Holders of our common stock are not entitled to preemptive rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Our common stock does not contain any redemption provisions or conversion rights and is not liable to assessment or further call.

Preferred Stock

Shares of our preferred stock, in preference to the holders of any preference stock or common stock, may be issued in one or more series, and our board of directors is authorized to and to determine the designation and to fix the number of shares of each series, to increase or decrease the number of shares of any such series subsequent to the issue of shares of that series, and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series.

Prior to the issuance of shares of a series of preferred stock, our board of directors is required to adopt resolutions and file a certificate of determination with the Secretary of State of the State of California. The certificate of determination will fix each series the designation and number of shares and the rights, preferences, privileges and restrictions of the shares including, but not limited to, the following:

•	voting rights, if any, of the preferred stock;

•	any rights and terms of redemption (including sinking fund provisions);

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to the preferred stock;

•	whether dividends are cumulative or non-cumulative, and if cumulative, the date from which dividends on the preferred stock will accumulate;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

•

the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, another series of preferred stock, or any other class of securities being registered hereby, including the conversion price (or manner of calculation) and conversion period;

•	the provision for redemption, if applicable, of the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	liquidation preferences;

•

any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

In addition to the terms listed above, we will set forth in a prospectus supplement the following terms relating to the class or series of preferred stock being offered:

•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	any listing of the preferred stock on any securities exchange; and

•	a discussion of any material and/or special United States federal income tax considerations applicable to the preferred stock.

Preference Stock

Shares of our preference stock, in preference to the holders of any common stock, may be issued in one or more series, and our board of directors is authorized to and to determine the designation and to fix the number of shares of each series, to increase or decrease the number of shares of any such series subsequent to the issue of shares of that series, and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series.

Prior to the issuance of shares of a series of preference stock, our board of directors is required to adopt resolutions and file a certificate of determination with the Secretary of State of the State of California. The certificate of determination will fix a each series the designation and number of shares and the rights, preferences, privileges and restrictions of the shares including, but not limited to, the following:

•	voting rights, if any, of the preference stock;

•	any rights and terms of redemption (including sinking fund provisions);

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to the preference stock;

•	whether dividends are cumulative or non-cumulative, and if cumulative, the date from which dividends on the preference stock will accumulate;

•

the terms and conditions, if applicable, upon which the preference stock will be convertible into common stock, another series of preference stock, or any other class of securities being registered hereby, including the conversion price (or manner of calculation) and conversion period;

•	liquidation preferences;

•

any limitations on the issuance of any class or series of preference stock ranking senior to or on a parity with the class or series of preference stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preference stock.

In addition to the terms listed above, we will set forth in a prospectus supplement the following terms relating to the class or series of preference stock being offered:

•	the number of shares of the preference stock offered, the liquidation preference per share and the offering price of the preference stock;

•	the procedures for any auction and remarketing, if any, for the preference stock;

•	any listing of the preference stock on any securities exchange; and

•	a discussion of any material and/or special United States federal income tax considerations applicable to the preference stock.

Certain Anti-Takeover Matters

Our restated articles of incorporation and bylaws contain provisions that may have the effect of discouraging persons from acquiring large blocks of our stock or delaying or preventing a change in control of Southwest. The material provisions which may have such an effect are:

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provisions requiring an affirmative vote of the holders of at least 85 percent of the outstanding shares of our common stock entitled to vote in order to approve certain types of business combinations;

•	a provision permitting our board of directors to make, amend or repeal our bylaws;

•

authorization for our board of directors to issue preferred stock in series and to fix rights and preferences of the series (including, among other things, whether, and to what extent, the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters);

•	advance notice procedures with respect to proposals other than those adopted or recommended by the our board of directors; and

•	provisions permitting amendment of certain of these provisions only by an affirmative vote of the holders of at least 65 percent of the outstanding shares of our common stock entitled to vote.

Some acquisitions of our outstanding voting shares may require approval of various state regulatory authorities.

Limitation of Liability and Indemnification Matters

Our restated articles of incorporation contain a provision which eliminates the liability of directors for monetary damages to the fullest extent permissible under California law. The General Corporation Law of California (the “General Corporation Law”):

•

authorizes the elimination of liability of directors for monetary damages in an action brought by a shareholder in the right of Southwest or by Southwest for breach of a director’s duties to Southwest and its shareholders; and

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authorizes Southwest to indemnify directors and officers for monetary damages for all acts or omissions committed by them in their respective capacities; provided, however, that liability is not limited nor may indemnification be provided (a) for acts or omissions that involve intentional misconduct or knowing and culpable violation of law, (b) for acts or omissions that a director or officer believes to be contrary to the best interests of Southwest or its shareholders or that involve the absence of good faith on the part of a director or officer seeking indemnification, (c) for any transaction from which a director or officer derives an improper personal benefit, (d) for acts or omissions that show a reckless disregard for the director’s or officer’s duty to Southwest or its shareholders in circumstances in which such person was aware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to Southwest or its shareholders, (e) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s or officer’s duty to Southwest or its shareholders, and (f) for liabilities arising under Section 310 (contracts in which a director has a material financial interest) and Section 316 (certain unlawful dividends, distributions, loans and guarantees) of the General Corporation Law. In addition, Southwest may not indemnify directors and officers in circumstances in which indemnification is expressly prohibited by Section 317 of the General Corporation Law.

Our bylaws provide that we have the power to indemnify directors and officers to the fullest extent permitted under California law and our restated articles of incorporation. We have entered into indemnification agreements with our directors and officers which require that we indemnify such directors and officers in all cases to the fullest extent permitted by applicable provisions of the General Corporation Law. We also maintain a directors’ and officers’ liability insurance policy insuring our directors and officers for covered losses as defined in the policy.

Listing

Our common stock is listed on the New York Stock Exchange and trades under the symbol “SWX.”

Transfer Agent And Registrar

We are the registrar and transfer agent for our common stock and, unless otherwise indicated in a prospectus supplement, we will be the transfer agent, dividend and redemption price disbursement agent, and registrar for each series of preferred stock or preference stock, as applicable.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth the general terms and provisions of the debt securities that we may offer pursuant to this prospectus. The indebtedness represented by the debt securities will rank equally with all of our other unsecured and unsubordinated debt.

The debt securities will be issued in one or more series under the indenture, as such indenture may be supplemented by a supplemental indenture from time to time, between Southwest and an entity, identified in the applicable prospectus supplement, as trustee. The indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the indenture will be described in the prospectus supplement relating to the debt securities. The indenture, as it may be supplemented, amended or modified from time to time, is referred to in this prospectus as the “indenture.”

We have filed a form of the indenture as an exhibit to the registration statement of which this prospectus is a part. The indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of terms used in the indenture. We also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference herein or in the prospectus supplement.

When the debt securities are offered in the future, a prospectus supplement, or other offering material as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the debt securities as described in a prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. This summary and any description of debt securities in the applicable prospectus supplement or other offering material is subject to and is qualified in its entirety by reference to all the provisions of the indenture, as such indenture may be supplemented, amended or modified from time to time as provided therein.

The registered holder of a debt security will be treated as the owner of it for all purposes. Only registered holders will have rights under the applicable indenture.

General

We may issue an unlimited amount of debt securities under the indenture in one or more series. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series. The debt securities of Southwest will be unsecured obligations.

The applicable prospectus supplement, or other offering material, relating to any series of debt securities in respect to which this prospectus is being delivered may contain the following terms, among others, for each such series of debt securities:

•	the title of the debt securities;

•	any limit upon the principal amount of the debt securities;

•	the date or dates on which principal will be payable or how to determine the dates;

•

the rate or rates or method of determination of interest; the date from which interest will accrue; the dates on which interest will be payable, which we refer to as the “interest payment dates;” and any record dates for the interest payable on the interest payment dates;

•

any obligation or option to redeem, purchase or repay debt securities, or any option of the registered holder to require Southwest to redeem or repurchase debt securities, and the terms and conditions upon which the debt securities will be redeemed, purchased or repaid;

•	the denominations in which the debt securities will be issuable (if other than denominations of $1,000 and any integral multiple thereof);

•	whether the debt securities are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for the global debt securities;

•	whether the debt securities are to be issued in whole or in part in bearer form and, if so, the terms and conditions for the payment of interest;

•	the opportunity to convert or exchange debt securities to common stock, preferred stock, debt securities or other securities; and

•	any other terms of the debt securities.

Payment of Debt Securities

Interest

Unless indicated differently in a prospectus supplement, we will pay interest on the debt security on each interest payment date by check mailed and/or wire transfer to the person in whose name the debt security is registered as of the close of business on the regular record date relating to the interest payment date, except that interest payable at stated maturity, upon redemption or otherwise, will be paid to the person to whom principal is paid.

However, if we default in paying interest on a debt security, we will pay defaulted interest in either of the two following ways:

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We will first propose to the trustee a payment date for the defaulted interest. Next, the trustee will choose a special record date for determining which registered holders are entitled to the payment. The special record date will be between 10 and 15 days before the payment date we propose. Finally, we will pay the defaulted interest on the payment date to the registered holder of the debt security as of the close of business on the special record date.

•

Alternatively, we can propose to the trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the debt securities are listed for trading. If the trustee thinks the proposal is practicable, payment will be made as proposed.

Principal

Unless we indicate differently in a prospectus supplement, we will pay principal of and any premium and interest on the debt securities at stated maturity, upon redemption or otherwise, upon presentation of the debt securities at the office of the trustee, as our paying agent. Any other paying agent initially designated for the debt securities of a particular series will be named in the prospectus supplement.

In our discretion, we may change the place of payment on the debt securities, and may remove any paying agent and may appoint one or more additional paying agents.

Form; Transfers; Exchanges

The debt securities will be issued in fully registered, bearer, coupon or global form and in denominations that are even multiples of $1,000, unless otherwise provided in a prospectus supplement.

With respect to debt securities that are not issued in book-entry form, you may exchange or transfer debt securities of a series issued in one denomination for debt securities of the same series issued in different denominations that are even multiples of $1,000, unless otherwise provided in the prospectus supplement or other offering material. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also perform transfers.

In our discretion, we may change the place for registration of transfer of the debt securities and may remove and/or appoint one or more additional security registrars.

Except as otherwise provided in a prospectus supplement, there will be no service charge for any such transfer or exchange of the debt securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We may block any such transfer or exchange of (a) debt securities during a period of 15 days prior to giving any notice of redemption or (b) any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Global Securities

The debt securities may be issued in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. Under this arrangement, the depositary will hold the certificate for the debt securities and establish a book entry registration and transfer system to cover the beneficial ownership of the debt securities. The book entry registration and transfer system is designed to eliminate the need to hold individual certificates representing the debt securities and ease the transfer and exchanges of interests, without affecting the rights and interests you may have as an owner of an interest in the debt securities. The specific terms of the depositary arrangement with respect to any debt securities to be issued in global form will be described in the prospectus supplement.

Redemption

We will set forth any terms for the redemption of debt securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to debt securities redeemable at the option of the registered holder, debt securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the debt securities of any series or any part of a series are to be redeemed, the trustee will select the debt securities to be redeemed. In the absence of any provision for selection, the trustee will choose a method of random selection it deems fair and appropriate.

Debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest once you surrender the debt security for redemption. If only part of a debt security is redeemed, the trustee will deliver to you a new debt security of the same series for the remaining portion without charge.

We may make any redemption conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the debt securities.

Events of Default

An “event of default” occurs with respect to debt securities of any series if:

•	we do not pay any interest on any debt securities of the series within 30 days of the due date;

•	we do not pay principal or premium on any debt securities of the series on its due date;

•	we do not pay any sinking fund payments, when due, on any debt securities of the series;

•

we remain in breach of a covenant or warranty (excluding covenants and warranties solely to a specific series) of the indenture for 60 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the trustee or registered holders of 25% of the principal amount of debt securities of the series;

•

we do not pay $50,000,000 or more of the principal of any other debt, including debt securities of any other series, when due and payable, for ten business days after we have received written notice of the default stating we are in breach and requiring remedy of the breach; notice must be sent by either the trustee or registered holders of 25% of the principal amount of debt securities of the series;

•	we file for bankruptcy or other specified events in bankruptcy, insolvency, receivership or reorganization occur with respect to us; or

•	any other event of default specified in the prospectus supplement occurs.

No event of default with respect to a series of debt securities necessarily constitutes an event of default with respect to the debt securities of any other series issued under the indenture.

Remedies

Acceleration

If an event of default occurs and is continuing with respect to any series of debt securities, then either the trustee or the registered holders of 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series to be due and payable immediately. There is no automatic acceleration, even in the event of our bankruptcy, insolvency, receivership or reorganization.

Rescission of Acceleration

After the declaration of acceleration has been made and before the trustee has obtained a judgment or decree for payment of the money due, the declaration and its consequences will be rescinded and annulled, if all events of default, other than the nonpayment of the principal which has become due solely by the declaration of acceleration, have been cured or waived as provided in the indenture.

For more information as to waiver of defaults, see “Waiver of Default and of Compliance” below.

Control By Registered Holders; Limitations

Subject to the indenture, if an event of default with respect to the debt securities of any one series occurs and is continuing, the registered holders of a majority in the principal amount of the outstanding debt securities of that series will have the right to:

•	direct the time, method and place of conducting any proceeding for any remedy available to the trustee; or

•	exercise any trust or power conferred on the trustee with respect to the debt securities of the series; provided that

•	the registered holders’ directions will not conflict with any law or the indenture; and

•	the registered holders’ directions may not involve the trustee in personal liability where the trustee believes indemnity is not adequate.

The trustee may also take any other action it deems proper which is consistent with the registered holders’ direction.

In addition, the indenture provides that no registered holder of any debt security will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture for the appointment of a receiver or for any other remedy thereunder unless:

•	that registered holder has previously given the trustee written notice of a continuing event of default;

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the registered holders of 25% in aggregate principal amount of the outstanding debt securities of the affected series have made written request to the trustee to institute proceedings in respect of that event of default;

•	the registered holders have offered the trustee reasonable indemnity against costs and liabilities incurred in complying with the request; and

•

for 60 days after receipt of the notice, the trustee has failed to institute a proceeding and no direction inconsistent with the request has been given to the trustee during the 60-day period by the registered holders of a majority in aggregate principal amount of outstanding debt securities of the affected series.

Furthermore, no registered holder will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other registered holders.

However, each registered holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right.

Notice of Default

The trustee is required to give the registered holders of the debt securities notice of any default under the indenture to the extent required by the Trust Indenture Act, unless the default has been cured or waived; except that in the case of an event of default of the character specified above in the fourth bullet point under “Events of Default,” no notice shall be given to the registered holders until at least 30 days after the occurrence thereof. The Trust Indenture Act currently permits the trustee to withhold notices of default (except for certain payment defaults) if the trustee in good faith determines the withholding of the notice to be in the interests of the registered holders.

We will furnish the trustee with an annual statement as to the compliance by Southwest with the conditions and covenants in the indenture.

Waiver of Default and of Compliance

The registered holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive, on behalf of the registered holders of all debt securities of the series, any past default under the indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the indenture that cannot be amended without the consent of the registered holder of each outstanding debt security.

Compliance with certain covenants in the indenture or otherwise provided with respect to debt securities may be waived by the registered holders of a majority in aggregate principal amount of the affected debt securities, considered as one class.

Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants

Subject to the provisions described in the next paragraph, Southwest will preserve its corporate existence.

Southwest has agreed not to consolidate with or merge into any other entity, or to convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

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the entity formed by the consolidation or into which Southwest is merged, or the entity which acquires or which leases the property and assets of Southwest substantially as an entirety, is an entity organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding debt securities (or the debt securities guarantees endorsed thereon, as the case may be) and the performance of all of the covenants of Southwest as the case may be, under the indenture; and

•

immediately after giving effect to the transactions, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing.

The indenture does not contain any financial or other similar restrictive covenants. Any such covenants with respect to any particular series of debt securities will be set forth in the prospectus supplement.

Modification of Indenture

Without Registered Holder Consent

Without the consent of any registered holders of debt securities, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the succession of another entity to Southwest; or

•

to add one or more covenants of Southwest or other provisions for the benefit of the registered holders of all or any series of debt securities, or to surrender any right or power conferred upon Southwest; or

•	to add any additional events of default for all or any series of debt securities; or

•	to change or eliminate any provision of the indenture or to add any new provision to the indenture provided that such change, elimination or addition does not affect any outstanding security; or

•	to establish the form or terms of debt securities of any series as permitted by the indenture; or

•	to add to or change any of the provisions with respect to bearer securities, provided that such action will not adversely affect the holders of such securities; or

•	to evidence and provide for the acceptance of appointment of a successor trustee; or

•	to cure any ambiguity or defect, or inconsistency or to make any other changes that do not adversely affect the interests of the registered holders in any material respect.

If the Trust Indenture Act is amended after the date of the indenture so as to require changes to the indenture or the elimination of provisions which, at the date of the indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the indenture, the indenture will be deemed to have been amended so as to conform to the amendment or to effect the changes or elimination, and Southwest and the trustee may, without the consent of any registered holders, enter into one or more supplemental indentures to effect or evidence the amendment.

With Registered Holder Consent

We and the trustee may, with some exceptions, amend or modify any indenture with the consent of the registered holders of at least a majority in aggregate principal amount of the debt securities of all series affected by the amendment or modification. However, no amendment or modification may, without the consent of the registered holder of each outstanding debt security directly affected thereby:

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change the stated maturity of the principal or interest on any debt security (other than pursuant to the terms thereof), or reduce the principal amount, interest or premium payable or change the currency in which any debt security is payable, impair the right to bring suit to enforce any payment, or modify the provisions of the indenture with respect to conversion or exchange in a manner adverse to the holders;

•	reduce the percentages of registered holders whose consent is required for any supplemental indenture or waiver; or

•	modify certain of the provisions in the indenture relating to supplemental indentures.

A supplemental indenture which changes or eliminates any provision of the indenture expressly included solely for the benefit of registered holders of debt securities of one or more particular series will be deemed not to affect the rights under the indenture of the registered holders of debt securities of any other series.

Miscellaneous Provisions

The indenture provides that certain debt securities, including those for which payment or redemption money have been deposited or set aside in trust as described under “Defeasance and Covenant Defeasance” below, will not be deemed to be “outstanding” in determining whether the registered holders of the requisite principal amount of the outstanding debt securities have given or taken any demand, direction, consent or other action under the indenture as of any date, or are present at a meeting of registered holders for quorum purposes.

We will be entitled to set any day as a record date for the purpose of determining the registered holders of outstanding debt securities of any series entitled to give or take any demand, direction, consent or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In certain circumstances, the trustee also will be entitled to set a record date for action by registered holders. If a record date is set for any action to be taken by registered holders of particular debt securities, the action may be taken only by persons who are registered holders of the respective debt securities on the record date.

Defeasance and Covenant Defeasance

The indenture provides, unless the terms of the particular series of debt securities provide otherwise, that we may, upon satisfying several conditions, cause ourselves to be:

•	discharged from our obligations, with some exceptions, with respect to any series of debt securities, which we refer to as “defeasance”; and

•	released from our obligations under certain covenants with respect to any series of debt securities, which we refer to as “covenant defeasance.”

One condition we must satisfy is the irrevocable deposit with the trustee, in trust, of money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient funds to pay the principal of and any premium and interest on those debt securities on the maturity dates of the payment or upon redemption.

The indenture permits defeasance with respect to any series of debt securities even if a prior covenant defeasance has occurred with respect to the debt securities of that series. Following a defeasance, payment of the debt securities defeased may not be accelerated because of an event of default. Following a covenant defeasance, payment of the debt securities may not be accelerated by reference to the covenants described in the description of covenant defeasance above. However, if such an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the respective debt securities, since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.

We may issue debt securities at a discount below their stated principal amount, creating original issue discount, or OID, for United States federal income tax purposes. Even if we do not issue the debt securities below their stated principal amount, the debt securities may be deemed to have been issued with OID for such purposes because of certain interest payment characteristics. We will describe in a prospectus supplement the material United States federal income tax considerations applicable to debt securities issued at a discount or deemed to be issued at a discount, and will describe the material United States federal income tax considerations that may be applicable to the particular debt securities.

Resignation and Removal of the Trustee; Deemed Resignation

The trustee may resign at any time by giving written notice to us.

The trustee may also be removed by act of the registered holders of a majority in principal amount of the then outstanding debt securities of any series.

No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture.

Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the trustee will be deemed to have resigned.

Governing Law

Each indenture and the related debt securities will be governed by and construed in accordance with the laws of the State of New York (including Section 5-1401 of the General Obligations Law of the State of New York but otherwise without regard to principles of conflicts of laws).

DESCRIPTION OF DEPOSITARY SHARES

The following description of depositary shares is only a summary and is qualified by any prospectus supplement and deposit agreement and depositary receipt used in connection with the issuance of each series of preferred stock issued through the use of depositary shares. Therefore, you should read carefully the more detailed description that would be contained in any prospectus supplement and form of deposit agreement and depositary receipt, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

We may offer fractional shares of preferred stock by issuing receipts for depositary shares. The shares of any series of preferred stock represented by depositary shares will be deposited with a bank or trust company and the holders will be issued a depositary receipt entitling them, in proportion to the fraction of a share the receipt represents, to all the rights and preferences of the preferred stock, as more fully described above under the heading “Description of Capital Stock—Preferred Stock.”

The bank or trust company that will be the depositary will function as the intermediary between Southwest and the holders of the depositary receipts. Dividends and other distributions will be provided to the depositary for ultimate distribution to the holders. Redemption of the depositary shares and voting the underlying preferred stock will also be coordinated through the depositary. Holders will have the right to surrender their depositary receipts to the depositary and be entitled to receive whole shares of preferred stock that are represented by such receipts. Though the preferred stock will continue to have all of the rights and preferences, there may be no market opportunity to trade such stock and once withdrawn from the depositary, it may not be redeposited.

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement. Southwest will also pay charges of the depositary in connection with the initial deposit of the preferred stock and the initial issuance of the depositary receipts, any redemption of the preferred stock and any withdrawal of preferred stock by the holder of the depositary shares. Holders will pay other transfer and other taxes and governmental charges and such other charges specifically provided in the deposit agreement for their individual accounts.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase debt securities, common stock, preferred stock, preference stock, depositary shares or any combination of these securities. We may issue the warrants independently or together with any underlying securities, and the warrants may be attached or separate from the underlying securities. We may also issue a series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The following description is a summary of selected provisions relating to the warrants that we may issue. The summary is not complete. When warrants are offered in the future, a prospectus supplement, or other offering material as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the warrants as described in a prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of warrants in the applicable prospectus supplement or other offering material is subject to and is qualified in its entirety by reference to all the provisions of any specific warrant document or agreement, which we will file with the SEC for incorporation by reference into this prospectus. See “Available Information” and “Incorporation of Certain Information by Reference” for information on how to obtain a copy of a warrant document when it is filed.

When we refer to a series of warrants, we mean all warrants issued as part of the same series under the applicable warrant agreement.

Terms

The applicable prospectus supplement, or other offering material, may describe the terms of any warrants that we may offer, including but not limited to the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies that investors may use to pay for the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	if applicable, the terms of redemption of the warrants;

•	the identity of the warrant agent, if any;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

Warrant Agreements

We may issue the warrants in one or more series under one or more warrant agreements, each to be entered into between us and a bank, trust company, or other financial institution as warrant agent. We may add, replace, or terminate warrant agents from time to time. We may also choose to act as our own warrant agent or may choose one of our subsidiaries to do so.

The warrant agent under a warrant agreement will act solely as our agent in connection with the warrants issued under that agreement. The warrant agent will not assume any obligation or relationship of agency or trust for or with any holders of those warrants. Any holder of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise those warrants in accordance with their terms. Until the warrant is properly exercised, no holder of any warrant will be entitled to any rights of a holder of the warrant property purchasable upon exercise of the warrant.

Form, Exchange, and Transfer

We may issue the warrants in registered form or bearer form. Warrants issued in registered form, i.e., book-entry form, will be represented by a global security registered in the name of a depository, which will be the holder of all the warrants represented by the global security. Those investors who own beneficial interests in a global warrant will do so through participants in the depository’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants. In addition, we may issue warrants in non-global form, i.e., bearer form. If any warrants are issued in non-global form, warrant certificates may be exchanged for new warrant certificates of different denominations, and holders may exchange, transfer, or exercise their warrants at the warrant agent’s office or any other office indicated in the applicable prospectus supplement or other offering material.

Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or common stock purchasable upon such exercise.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement or other offering material. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement or other offering material. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be redeemed as set forth in the applicable prospectus supplement or other offering material.

Warrants may be exercised as set forth in the applicable prospectus supplement or other offering material. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement or other offering material, we will forward, as soon as practicable, the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF UNITS

General

We may issue units composed of any combination of our debt securities, common stock, preferred stock, preference stock, and warrants. We will issue each unit so that the holder of the unit is also the holder of each security included in the unit. As a result, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The following description is a summary of selected provisions relating to units that we may offer. The summary is not complete. When units are offered in the future, a prospectus supplement, or other offering material as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the units as described in a prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of units in the applicable prospectus supplement or other offering material is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units. We will file these documents with the SEC for incorporation by reference into this prospectus. See “Available Information” and “Incorporation of Certain Information by Reference” for information on how to obtain a copy of a document when it is filed.

The applicable prospectus supplement or other offering material may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities composing the units;

•	whether the units will be issued in fully registered or global form; and

•	any other terms of the units.

The applicable provisions described in this section, as well as those described under “Description of Debt Securities,” “Description of Capital Stock” and “Description of Warrants,” will apply to each unit and to each security included in each unit, respectively.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods shown. For purposes of computing the ratios of earnings to fixed charges, earnings are defined as the sum of pretax income from continuing operations plus fixed charges. Fixed charges consist of all interest expense including capitalized interest, one-third of rent expense (which approximates the interest component of such expense), preferred securities distributions, and amortized debt costs. Due to the seasonal nature of our business, these ratios are computed on a twelve-month basis:

	Twelve months ended September 30, 2008	Year ended December 31,
		2007	2006	2005	2004	2003
Ratio of earnings to fixed charges	2.14	2.25	2.25	1.70	1.93	1.60

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement or other offering material, we intend to use the net proceeds from the sale of securities for general corporate purposes.

LEGAL MATTERS

Morrison & Foerster LLP, San Francisco, California, will pass upon the validity of the securities offered pursuant to this prospectus for us. Certain legal matters may be passed upon for the underwriters, dealers or agents, if any, identified in a prospectus supplement or other offering material by counsel named in the applicable prospectus supplement or other offering material.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

SOUTHWEST GAS CORPORATION

Common Stock • Preferred Stock • Preference Stock • Debt Securities •

Depositary Shares • Warrants • Units

PROSPECTUS

December 23, 2008

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

$125,000,000

4.45% Senior Notes Due 2020

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

US Bancorp                                               KeyBanc Capital Markets

Co-Manager

Mitsubishi UFJ Securities

The date of this prospectus supplement is December 7, 2010.